SCHEDULE A

TO THE DISTRIBUTUION PLAN

FOR JPMORGAN INSURANCE TRUST

(Amended as of August 20, 2014)

Portfolio	Share Class	Distribution Fee (annual rate expressed as a percentage of the average daily net assets of each Class of Shares)
JPMorgan Insurance Trust Core Bond Portfolio	Class 2	0.25%
JPMorgan Insurance Trust Mid Cap Growth Portfolio (to be liquidated on or about 12/12/14)	Class 2	0.25%
JPMorgan Insurance Trust Global Allocation Portfolio (effective upon the effectiveness of the Fund’s registration statement)	Class 2	0.25%
JPMorgan Insurance Trust Income Builder Portfolio (effective upon the effectiveness of the Fund’s registration statement)	Class 2	0.25%
JPMorgan Insurance Trust International Equity Portfolio (to be liquidated on or about 12/12/14)	Class 2	0.25%
JPMorgan Insurance Trust Intrepid Growth Portfolio (to be liquidated on or about 12/12/14)	Class 2	0.25%
JPMorgan Insurance Trust Intrepid Mid Cap Portfolio	Class 2	0.25%
JPMorgan Insurance Trust Small Cap Core Portfolio	Class 2	0.25%
JPMorgan Insurance Trust U.S. Equity Portfolio	Class 2	0.25%